Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Current Report filed on Form 8-K of our report dated May 27, 2010, except for Note 2, which is September 24, 2010, and note 14, which is December 9, 2010 with respect to the audited consolidated financial statements of Jurasin Oil and Gas, Inc. for the years ended December 31, 2009 and 2008.

/s/ MaloneBailey, LLP

www.malone−bailey.com

Houston, Texas

December 9, 2010